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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

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[ ]     Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
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[X]     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                THE CRONOS GROUP

                (Name of Registrant as Specified in Its Charter)
              -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Company Press Release

THE CRONOS GROUP REPORTS IMPROVED RESULTS FOR THE THIRD QUARTER OF 1999 AND RECENT PROGRESS

San Francisco--November 18, 1999--The Cronos Group (Nasdaq: CRNS) announced today a return to profitability and highlighted recent corporate achievements. The Company posted a net profit of $1.3 million, or $0.14 per share, for the third quarter of 1999 compared to a net loss of $2 million, or $0.22 per share, for the same period of 1998. Net profit for the quarter ended September 30, 1999 included $1 million, or $0.11 per share, of income from non-operating activities. Total revenues were $35.5 million for the third quarter of 1999 compared to $41.3 million for the same period in 1998.

Net profit for the nine months ended September 30, 1999 was $1.1 million, or $0.12 per share, compared to a net loss of $4.2 million, or $0.47 per share, for the same nine-month period in 1998. Total revenues for the first nine months of 1999 were $105.6 million, compared to $125.1 million for the same period in 1998.

Dennis J. Tietz, Chairman and CEO of Cronos, commented, "Eight months ago, we devoted a great deal of time and effort to implementing strategies that would enhance shareholder value. These included strategies for improving operating efficiencies, reducing expenses, and strengthening utilization of the container fleet. We are pleased with the progress we have made in transitioning the Company to profitability and remain committed to our previously-announced business plan. At the same time, we recognize the competitiveness of the industry and are concentrating our efforts on our core business."

Following the resignation of the former Chairman of the Board of Cronos and one non-executive director on March 30, 1999, the Company's management team has made solid progress in turning the Company around. Recent achievements include:

- The Company addressed the issue of corporate governance by naming two independent, non-executive directors to its Board.

- The Company implemented a re-organization plan and reduced the number of employees to 100 from 128 worldwide, producing a more streamlined and effective organization.

- During the first nine months of 1999, Cronos reduced its selling, general and administrative expenses by approximately $4.4 million when compared to the same nine-month period in 1998.



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-   In August, Cronos successfully completed a $50 million refinancing transaction, the proceeds of which were used to refinance all short-term debt due under the Company's primary bank facility.

- Cronos negotiated over $21 million in new financing, which was used to purchase containers on behalf of its managed container owners. This will result in the addition of approximately 16,000 TEU (twenty-foot equivalent units) to the Company's managed fleet.

- Deloitte & Touche LLP was retained as the Company's new auditors, subject to shareholder approval.

- Fleet utilization improved to 77% in September 1999 compared to 72.6% in March 1999.

- Cronos is in the process of selling the building housing its operational headquarters in the United Kingdom.

Cronos is one of the world's leading lessors of intermodal containers, owning and managing a fleet of over 365,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 400 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices through state-of-the-art information technology.

Safe Harbor Statement

This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the company's container lease operations and the company's ability to provide innovative and cost-effective solutions.

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

               The Cronos Group ("Cronos") and the following persons named below may be deemed to be "participants" in the solicitation of proxies from the shareholders of Cronos in connection with the 1999 annual meeting of shareholders and any adjournment or continuation thereof: the current directors of Cronos (Dennis J. Tietz (Chairman of the Board and Chief Executive Officer of Cronos), Maurice Taylor, Charles Tharp, and S. Nicholas Walker); the following nominees for election as directors at the 1999 annual meeting of shareholders:
Peter J. Younger (Chief Financial Officer of Cronos), and Robert M. Melzer; and Elinor A. Wexler, Vice President, Corporate Communications of Cronos. The Board has retained director-nominee Melzer as an advisor to assist the Board in considering the strategic alternatives currently available to Cronos.


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               Dennis J. Tietz is the Chairman of the Board and Chief Executive
Officer of Cronos and holds options to acquire 321,600 shares of Common Stock of Cronos; Peter J. Younger is the Chief Financial Officer of Cronos and holds options to acquire 10,800 shares of Common Stock of Cronos and 200,000 stock appreciation rights of Cronos; Robert M. Melzer owns 10,000 shares of Common Stock of Cronos; and Elinor A. Wexler is Vice President, Corporate Communications of Cronos and holds options to acquire 5,400 shares of Common Stock of Cronos.

               ---------------------------------
This press release and other information concerning Cronos can be viewed at Cronos' website at www.cronos.com.

Contact:
Cronos Investor Relations
Elinor A. Wexler (415) 677-8990
ir@cronos.com


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                                THE CRONOS GROUP
                      CONSOLIDATED STATEMENTS OF OPERATIONS

           (US dollar amounts in thousands, except per share amounts)
                                   (Unaudited)

                                                   Three Months Ended             Nine Months Ended
                                                       September 30,                September 30,
                                                    1999          1998           1999          1998
TOTAL REVENUES                                  $    35,506   $    41,311    $   105,626   $   125,066
                                                -----------   -----------    -----------   -----------

Direct operating expenses                             7,365         9,836         23,228        27,051
Payments to container owners                         16,428        18,578         48,201        57,659
Depreciation and amortization                         3,991         4,576         12,376        14,028
Selling, general and administrative expenses          4,175         5,515         12,314        16,741
Financing and recomposition expenses                     --           571             --         1,055
Interest expense                                      2,288         4,132          8,444        12,422
                                                -----------   -----------    -----------   -----------
TOTAL EXPENSES                                       34,247        43,208        104,563       128,956
                                                -----------   -----------    -----------   -----------
PROFIT (LOSS) BEFORE INCOME TAXES                     1,259        (1,897)         1,063        (3,890)
Income taxes                                             --            67             --           302
                                                -----------   -----------    -----------   -----------
NET PROFIT (LOSS)                               $     1,259   $    (1,964)   $     1,063   $    (4,192)
                                                ===========   ===========    ===========   ===========

EARNINGS (LOSS) PER COMMON SHARE - (BASIC AND   $      0.14   $     (0.22)   $      0.12   $     (0.47)
DILUTED)

                                                ===========   ===========    ===========   ===========
BASIC AND DILUTED SHARES OUTSTANDING              9,058,378     8,858,378      8,925,045     8,858,378


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                                THE CRONOS GROUP
                           CONSOLIDATED BALANCE SHEETS

           (US dollar amounts in thousands, except per share amounts)

                                                      September 30,  December 31,
                                                           1999          1998
                                                      (Unaudited)
ASSETS
Cash and cash equivalents                               $  8,169        $  9,281
Total receivables                                         37,445          43,480
Container equipment (net)                                149,650         168,558
Property and investments                                  29,364          32,323
Other                                                     20,610          26,337
                                                        --------        --------
TOTAL ASSETS                                            $245,238        $279,979
                                                        ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Amounts payable to container owners                     $ 26,261        $ 31,314
Amounts payable to container manufacturers                10,119             101
Other liabilities                                         17,965          23,159
Debt and capital lease obligations                       113,891         148,466
Current and deferred income taxes                          7,467           8,085
Deferred income and unamortized acquisition fees          10,864          12,767
                                                        --------        --------
Total liabilities                                        186,567         223,892
Shareholders' equity                                      58,671          56,087
                                                        --------        --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $245,238        $279,979
                                                        ========        ========

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                                THE CRONOS GROUP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

           (US dollar amounts in thousands, except per share amounts)
                                   (Unaudited)

                                                                     Nine Months Ended
                                                                        September 30,
                                                           1999             1998
NET CASH PROVIDED BY OPERATING ACTIVITIES                $  8,566         $ 10,466
                                                         --------         --------
NET CASH PROVIDED (USED) FOR INVESTING ACTIVITIES          25,836             (921)
                                                         --------         --------
NET CASH USED BY FINANCING ACTIVITIES                     (35,514)         (13,720)
                                                         --------         --------
NET DECREASE IN CASH AND CASH EQUIVALENTS                  (1,112)          (4,175)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD            9,281           14,455
                                                         --------         --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD               $  8,169         $ 10,280
                                                         --------         --------